Delta Apparel Reports Fiscal 2015 First Quarter Results

GREENVILLE, SC – February 5, 2015—Delta Apparel, Inc. (NYSE MKT: DLA) today reported net sales of $93.4 million for its fiscal 2015 first quarter ended December 27, 2014, versus $100.0 million for the comparable 2014 period. Continued solid growth in Salt Life and on all of the Company’s eCommerce sites was offset by lower sales in other business units. While the lower sales were mitigated somewhat by improved margins in all but one of the Company’s business units and by overall lower general and administrative costs, the Company experienced a net loss for the 2015 first quarter of $4.2 million, or $0.53 per diluted share, compared with a net loss for the prior year quarter of $1.6 million, or $0.20 per share.

Selling, general and administrative expenses for the fiscal 2015 first quarter were $18.5 million, a 6.6% decrease from $19.8 million in the prior year quarter. The improvement resulted from the strategic cost restructuring completed in the prior quarter and continued tight spending controls, being offset to some degree by higher marketing expense for the Soffe and Salt Life brands. Despite the lower sales in the 2015 first quarter, selling, general and administrative expenses were 19.9% of revenue, consistent with the prior year first quarter, providing further evidence of the lower fixed cost structure the Company has implemented.

Basics Segment Review
Net sales for the Company’s basics segment were $57.7 million in the 2015 first quarter, a decrease of approximately 8% percent from $62.5 million in the prior year period. The decline stemmed from lower prices on reduced unit sales in the undecorated tee business, which was impacted by continued price discounting resulting from weak demand in the marketplace. New programs were won in the private label business that should drive strong sales growth as the year unfolds. Art Gun, with the successful installation of state-of-the-art digital printing equipment in the September quarter, achieved 4% unit growth but revenue was hindered as customers transitioned to different price-point garments.

Branded Segment Review
Fiscal 2015 first quarter net sales in the branded segment were $35.7 million compared with $37.5 million in the prior year period, a 5% decline. Salt Life continued its excellent performance with 15% growth in what is typically its weakest quarter. Salt Life currently has a substantial Spring order backlog indicating stronger revenue growth rates in upcoming quarters. Our other branded product lines experienced lower sales, as the retail market continued to struggle with unsettled economic conditions and changing consumer shopping trends.

Soffe’s net sales in the first quarter declined 10% from the prior year period. While Soffe still faces challenges from the soft retail market, the Company believes that its fresh line of Spring merchandise along with upcoming marketing initiatives should result in sales growth for the year. The sluggish retail economy was also primarily responsible for a 5% decline in Junkfood sales for the quarter, but we believe that the success of several new programs with specialty retailers and the excitement generated among customers by our new Junkfood store in Venice, California bodes well for future sales.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, commented that this first quarter decline in net sales should not be the yardstick by which the rest of the year is measured. “We believe that most areas of our business are pointing to growth in subsequent quarters, particularly in the second half of the fiscal year. Each of our eCommerce sites reported significant growth and had their best quarter ever. While this doesn’t make up for weak sales in traditional retail outlets, it tells us unequivocally that our brands are important and sought after by consumers.”

“Salt Life net sales grew 15% in the December quarter, which is traditionally its weakest quarter. The backlog of orders for Spring is encouraging and our recent consumer survey has confirmed a strong lifestyle brand affiliation among Salt Life customers. The Salt Life retail store and licensed Salt Life restaurants continue their success in making the Salt Life brand a larger part of people’s daily lives. We are looking forward to the launch of a new Salt Life internet channel and other digital media campaigns that will bring together consumers who all love to live the Salt Life.”

“We are using a similar marketing technique with Junkfood and the opening of our first Junkfood store in Venice, California where retailers are seeing the most effective ways of merchandising Junkfood products. The management team at Soffe has launched a new marketing campaign to support a refined brand position and build consumer demand. While it may be premature to provide the details, the program will involve highly targeted consumer media to drive engagement and loyalty with Soffe’s core consumers. Soffe has also completed its conversion to a new enterprise system, which lowers its technology and staffing costs and affords Soffe greater efficiency and improved customer service.”

“The recent investments in our manufacturing platform provide us with the capacity to meet current and future requirements as demand increases. As the year progresses, we should see benefits from efficiency improvements and lower input costs, with these lower costs improving our gross margins beginning in the second half of the fiscal year.”

“Delta Apparel took decisive action in recent quarters to improve profitability and the plan is working. Our administrative headcount has been reduced and our manufacturing platform has been improved. Equally important, most of the associated costs to complete these initiatives are behind us. We have made significant progress on the rationalization analysis of our products and sales channels and, as the year unfolds, we will be taking steps to redeploy assets to those areas that are more strategic to our long-term goals. This, along with our current backlog of orders, gives us a high degree of optimism that we will see solid overall sales growth and greater profitability as the year progresses.”

Conference Call
The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing 888-503-8169. If calling from outside the United States, dial 719-325-2144. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through March 5, 2015. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 3560699.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, college bookstores and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,900 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results or actions to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; the competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; inability to successfully implement strategic initiatives; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability at our offshore locations; our ability to attract and retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our manufacturing or distribution operations; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions: the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in e-commerce laws and regulations; changes in international trade regulations; changes in employment laws or regulations or our relationship with employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the costs required to comply with the regulatory landscape regarding public company governance and disclosure; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any such statements or any projected results will not be realized or that any contemplated strategic initiatives will not be implemented.

Company Contact:
Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:
Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

Tables Follow

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
		Three Months Ended
		Dec 27, 2014	Dec 28, 2013

Net Sales		$93,381	$100,012
Cost of Goods Sold		78,055	80,970
Gross Profit		15,326	19,042

Selling, General and Administrative		18,540	19,843
Other Expense, Net		3	(127)
Operating Income		(3,217)	(674)

Interest Expense, Net		1,528	1,458

Loss Before Benefit for Income Taxes		(4,745)	(2,132)

Benefit for Income Taxes		(534)	(535)

Net Loss		$(4,211)	$(1,597)

Weighted Average Shares Outstanding
Basic		7,881	7,884
Diluted		7,881	7,884

Net Loss per Common Share
Basic		$(0.53)	$(0.20)
Diluted		$(0.53)	$(0.20)

	Dec 27, 2014	Sep 27, 2014	Dec 28, 2013
Current Assets
Cash	$238	$612	$288
Receivables, Net	52,225	68,802	49,792
Income Tax Receivable	2,153	1,360	3,042
Inventories, Net	175,615	162,188	174,198
Prepaids and Other Assets	5,710	4,534	4,600
Deferred Income Taxes	12,504	12,152	5,670
Total Current Assets	248,445	249,648	237,590

Noncurrent Assets
Property, Plant & Equipment, Net	40,401	41,005	42,795
Goodwill and Other Intangibles, Net	59,896	60,229	61,226
Other Noncurrent Assets	3,587	3,696	3,784
Total Noncurrent Assets	103,884	104,930	107,805

Total Assets	$352,329	$354,578	$345,395

Current Liabilities
Accounts Payable and Accrued Expenses	$78,601	$77,886	$64,991
Current Portion of Long-Term Debt	6,954	15,504	14,504
Total Current Liabilities	85,555	93,390	79,495

Noncurrent Liabilities
Long-Term Debt	123,471	114,469	118,340
Deferred Income Taxes	4,408	3,399	4,628
Other Noncurrent Liabilities	4,982	5,113	4,992
Total Noncurrent Liabilities	132,861	122,981	127,960

Shareholders' Equity	133,913	138,207	137,940

Total Liabilities and Shareholders' Equity	$352,329	$354,578	$345,395